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                                                                 Exhibit (h)(12)

                             Citizens Advisers, Inc.

                                                                    July 1, 2002

Citizens Funds
230 Commerce Way, Suite 300
Portsmouth, NH 03801

Ladies and Gentlemen:

     As you know, we and certain of our affiliates currently provide advisory, administrative and distribution services to the series of Citizens Funds (the "Trust"). We hereby agree with the Trust that for each class of shares of each series of the Trust listed on SCHEDULE 1 to this letter, we will reimburse that series for all expenses (other than Excluded Expenses, as defined below) payable by that series for each such class described in the Trust's Registration Statement on Form N-1A as filed with the Securities and Exchange Commission, as in effect from time to time, to the extent necessary so that the series' aggregate expenses for each such class, net of waivers, would not exceed on a per annum basis the percentage of average daily net assets specified for that series on SCHEDULE 1. Reimbursement of each series' expenses will be made at least annually or at such other times as may be mutually agreed upon between the Trust and Citizens Advisers, Inc.

     Excluded Expenses means (a) taxes, (b) interest, (c) brokerage commissions, and (d) extraordinary expenses, such as litigation.

     The agreements in this letter shall take effect on the date hereof, and shall remain in effect as to each series on SCHEDULE 1 until June 30, 2003.

     Please sign below to confirm your agreement with the terms of this letter.

                                   Sincerely,
                                   Citizens Advisers, Inc.
                                   By:/s/ John L. Shields
                                      -------------------
                                      John L. Shields
                                      President and Chief Executive Officer
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                                                                      SCHEDULE 1

1.   Citizens Core Growth Fund, Standard Class shares: 1.34% of assets.

2.   Citizens Core Growth Fund, Administrative Class shares: 0.94% of assets.

3.   Citizens Core Growth Fund, Institutional Class shares: 0.68% of assets.

4. Citizens Emerging Growth Fund, Standard Class shares: no contractual limits.

5. Citizens Emerging Growth Fund, Administrative Class shares: 1.55% of assets.

6.   Citizens Emerging Growth Fund, Institutional Class shares: 1.30% of assets.

7. Citizens Small Cap Core Growth Fund, Standard Class shares: 1.45% of assets.

8.   Citizens Value Fund, Standard Class shares: 1.95% of assets.

9.   Citizens Global Equity Fund, Standard Class shares: 2.05% of assets.

10.  Citizens Global Equity Fund, Administrative Class shares: 1.68% of assets.

11.  Citizens Global Equity Fund, Institutional Class shares: 1.39% of assets.

12.  Citizens International Growth Fund, Standard Class shares: 1.85% of assets.

13. Citizens Income Fund, Standard Class shares: 1.40% of the first $100 million and 1.25% thereafter.

14. Citizens Money Market Fund, Standard shares: 1.50% of the first $40 million of assets and 1% thereafter.

15. Citizens Money Market Fund, Institutional Class shares: no contractual limit.

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